EXHIBIT 99.1

UTMD Reports Financial Performance for Third Quarter and Nine Months of Year 2019

Contact: Crystal Rios (801) 566-1200	October 24, 2019

Salt Lake City, Utah – In the third calendar quarter (3Q) and first nine months (9M) of 2019, Utah Medical Products, Inc. (Nasdaq: UTMD) attained results which reflect that the Company is likely to exceed its overall revenue growth goal, but fall somewhat short of its gross profit and therefore bottom line goal for the calendar year as a whole.

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

A comparison of 3Q and 9M 2019 results with the results in the same periods of 2018, according to U.S. Generally Accepted Accounting Principles (US GAAP), are masked by the 3Q 2018 favorable adjustment to UTMD’s initial provisional estimate of its “one time” U.S. repatriation (REPAT) tax liability resulting from the “Tax Cuts and Jobs Act” (TCJA) enacted in December 2017.  UTMD’s initial estimate of the combined Federal and Utah State REPAT tax was $6,288, recorded in 4Q 2017 financial results, the period in which the TCJA was enacted by Congress.  In 3Q 2018, after more IRS information became available and when UTMD’s independent tax advisors completed the 2017 income tax return, it became known to the Company that the REPAT tax liability was $3,058, resulting in a favorable $3,230 adjustment to UTMD’s 3Q 2018 income tax provision. UTMD management believes that the presentation of results excluding the favorable REPAT tax liability adjustment to its 3Q 2018 and 9M 2018 income tax provision provides meaningful supplemental information to both management and investors that is more clearly indicative of UTMD’s operating results in 2019 compared to 2018. The exclusion only affects Net Income and Earnings Per Share.

Summary of Financial Results
In USD terms, changes in 3Q and 9M 2019 consolidated US GAAP income statement results compared to the same time periods in the prior calendar year were as follows:

	3Q (July – September)	9M (January – September)
Sales:	+ 20%	+ 9%
Gross Profit:	+ 17%	+ 7%
Operating Income:	( 1%)	(10%)
Net Income:	(45%)	(32%)
Earnings Per Share:	(45%)	(31%)

Excluding the 3Q 2018 REPAT tax provision adjustment, the resulting non-GAAP Net Income and Earnings Per Share follow:

	3Q19	3Q18	Change	9M19	9M18	Change
NI (non-GAAP)	3,705	3,582	+3%	10,369	11,982	(13%)
EPS (non-GAAP)	$0.991	$0.954	+4%	$2.774	$3.194	(13%)

Financial results in 3Q 2019 continued to be hampered on the top line by a stronger USD, although to a lesser degree than in the first six months of the year.  The improvement in 3Q 2019 Sales was essentially due to a conversion from selling the Filshie Clip System to a third-party distributor in the U.S. in 2018 to selling directly to U.S. medical facilities in 3Q 2019, and an increase in U.S. OEM sales.  The Gross Profit increase was due to the U.S. direct sales of the Filshie Clip System (Filshie devices), which was offset on the Operating Income line by new identifiable intangible asset (IIA) amortization expense resulting from UTMD’s February 2019 purchase of the remaining U.S. exclusive distribution rights from Cooper Surgical Inc (CSI).

Because 23.6% of 3Q 2019 consolidated Sales and 27.2% of 9M 2019 consolidated Sales were in foreign currencies, the volatility of foreign currency exchange (FX) rates for sales and expenses outside the U.S. (OUS) continued to have an impact on period-to-period relative financial results. FX rates for income statement purposes are transaction-weighted averages. The average rates from the applicable foreign currency to USD during 3Q 2019 and 9M 2019 compared to the same periods in 2018 follow:

	3Q 19	3Q 18	Change	9M 19	9M 18	Change
GBP	1.233	1.304	(5.5%)	1.273	1.351	(5.7%)
EUR	1.108	1.165	(4.9%)	1.123	1.193	(5.9%)
AUD	0.687	0.732	(6.1%)	0.700	0.758	(7.6%)
CAD	0.758	0.765	(1.0%)	0.752	0.778	(3.3%)

UTMD’s 3Q 2018 and 9M 2018 revenues invoiced in the above foreign currencies represented 33.3% and 32.6% of total consolidated USD sales respectively. The weighted average negative impact on all foreign currency sales from the change in FX rates was 5.2% in 3Q 2019 and 5.7% in 9M 2019, reducing reported USD sales in 3Q 2019 by $145 relative to the same FX rates in 3Q 2018 and by $576 in 9M 2019 relative to the same FX rates in 9M 2018.  In constant currency terms, i.e. using the same FX rates as in the applicable periods in 2018, total consolidated 3Q 2019 sales were up $2,248 (+21.6%), and 9M 2019 total consolidated constant currency sales were up $3,407 (10.6%).

Other significant revenue changes in 3Q and 9M 2019 as compared to the same periods in 2018 are described later in this report: a substantial increase in 2019 U.S. OEM sales; an early shipment, at the China distributor’s request, of a scheduled 4Q 2019 blood pressure transducer kit order; and a continued pause in U.S. neonatal device exports due to regulatory re-registrations by UTMD’s third-party distributor in China.

UTMD US GAAP profit margins in 3Q 2019 and 9M 2019 compared to 3Q 2018 and 9M 2018 follow:

	3Q 2019 (Jul – Sep)	3Q 2018 (Jul – Sep)	9M 2019 (Jan – Sep)	9M 2018 (Jan – Sep)
Gross Profit Margin (gross profits/ sales):	59.1%	60.6%	61.7%	62.7%
Operating Income Margin (operating profits/ sales):	35.0%	42.4%	36.9%	44.8%
Net Income Margin (profit after taxes/ sales):	29.7%	65.1%	29.6%	47.0%

Excluding the 3Q 2018 REPAT tax provision adjustment, the resulting non-GAAP Net Income Margin follows:

	3Q 2019 (Jul – Sep)	3Q 2018 (Jul – Sep)	9M 2019 (Jan – Sep)	9M 2018 (Jan – Sep)
Net Income Margin (profit after taxes/ sales):	29.7%	34.5%	29.6%	37.2%

The 2019 dilution in Gross Profit Margin (GPM) was due to product mix, more specifically, much higher (lower than average GPM) OEM sales along with substantially higher low GPM sales of pressure transducer kits to UTMD’s China distributor as a result of the distributor’s uneven requested shipment pattern.  As UTMD stockholders likely already understand, the GPM obtained from sales of products manufactured by UTMD for other companies, and of UTMD devices sold through third-party distributors, are inherently lower because the costs of marketing the products reside with UTMD’s customer.  Primarily because of the mix shift, UTMD now expects that its GPM for the year as a whole may be three percentage points lower than projected at the beginning of the year.

UTMD’s 2019 GPM has not yet benefited from the early 2019 acquisition of distribution rights of its Filshie devices in the U.S. from CSI because of the substantial remaining inventory which was repurchased by UTMD at CSI’s cost.  Although UTMD has picked up the distributor margin on higher U.S. Filshie device direct sales, it has not realized any Gross Profit contribution from Femcare sales of Filshie devices to the U.S. yet. Another way to explain this is that approximately $2 million in UTMD’s consolidated Gross Profit was recorded in 9M 2018 from Femcare’s 9M 2018 sales of Filshie devices to the third-party U.S. distributor, whereas Femcare’s Gross Profit contribution from sales of Filshie devices to the U.S. (to intercompany distributor UTMD) has been zero in 9M 2019 because the Gross Profit in inventory from intercompany sales is eliminated when consolidating financial results (i.e. not recognized until the devices are sold to a third-party).  The fact that the CSI repurchased inventory lasted longer than expected has helped lower GPM results relative to the increase expected at the beginning of the year.

UTMD’s Operating Income Margin was diluted further (in addition to the lower GPM) by a $1,105 3Q 2019 expense, and in 9M 2019 by a $2,947 expense, from straight-line amortization of the $21,000 purchase price that UTMD paid CSI to acquire the remaining 4.75 years’ exclusive U.S. Filshie device distribution rights because the purchase price of CSI’s remaining exclusive distribution rights was recognized as an IIA. UTMD’s Operating Income Margin from the acquisition is expected to ramp up as a result of an estimated additional $500 Gross Profit which will be achieved quarterly at the same Filshie device sales rate as 3Q 2019 after the CSI inventory has been depleted, disregarding UTMD’s potential to grow Filshie device sales in the U.S.

Femcare-related IIA amortization expense in total, including the CSI distribution agreement purchase and that remaining from the 2011 Femcare Group acquisition, comprises a significant portion of General & Administrative (G&A) operating expenses.  IIA amortization expense was 12.8% of 3Q 2019 consolidated sales and 12.7% of 9M 2019 consolidated sales compared to 5.0% in both 3Q 2018 and 9M 2018.  In other words, UTMD’s Operating Income Margin excluding Femcare-related IIA amortization expense was consistent at 47.8% in 3Q 2019 and 49.7% in 9M 2019 compared to 47.4% in 3Q 2018 and 49.8% in 9M 2018.

In addition to the period-to-period differences in Operating Income, an additional difference in Income Before Tax (EBT) was due to the $450 Non-operating Income from the sale of unneeded assets in 9M 2018 that did not repeat in 9M 2019.  Net Non-operating Income was $76 in 3Q 2019 compared to $79 in 3Q 2018, and $180 in 9M 2019 compared to $617 in 9M 2018.

UTMD’s US GAAP Net Income Margins in 3Q and 9M 2019 were substantially lower than in the same periods of 2018 because of the $3,230 favorable adjustment to UTMD’s initial estimate of the combined one-time Federal and Utah State REPAT tax which occurred in 3Q 2018.

UTMD’s FX rates for balance sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of September 2019 and the end of September 2018 follow:

	Sep 30, 2019	Sep 30, 2018	Change
GBP	1.230	1.306	( 5.8%)
EUR	1.091	1.163	( 6.2%)
AUD	0.675	0.724	( 6.8%)
CAD	0.755	0.774	( 2.4%)

UTMD’s September 30, 2019 Balance Sheet, in the absence of debt, remained strong.  Ending Cash and Investments were $37.4 million on September 30, 2019 compared to $51.1 million on December 31, 2018, after investing $23.1 million acquiring CSI’s Filshie device distribution rights and remaining inventory, paying $3.1 million in cash dividends to stockholders and repurchasing $0.4 million in UTMD stock during 9M 2019.  Stockholders’ Equity was up $6.0 million in the nine month period from December 31, 2018, after netting the combined $3.5 million in dividends and stock repurchases which reduced Stockholders’ Equity.

Sales
Total consolidated 3Q 2019 UTMD sales were $2,104 (+20.2%) higher than in 3Q 2018. Constant currency sales were $2,248 (+21.6%) higher. Total consolidated 9M 2019 UTMD sales were $2,831 (+8.8%) higher than in 9M 2018.  Constant currency sales in 9M 2019 were $3,407 (+10.6%) higher than in 9M 2018.

In 3Q 2019 compared to 3Q 2018, U.S. domestic sales were 44% higher and outside the U.S. (OUS) sales were 4% lower.  Because of the relatively short span of time, results for any given three month period in comparison with a previous three month period may not be indicative of comparative results for the year as a whole.  In 9M 2019 compared to 9M 2018, U.S. domestic sales were 27% higher and outside the U.S. (OUS) sales were 9% lower than in 9M 2018.

Domestic sales in 3Q 2019 were $7,575 compared to $5,270 in 3Q 2018.  Domestic sales in 9M 2019 were $20,366 compared to $16,005 in 9M 2018.  The components of domestic sales include 1) “direct sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), excluding Filshie sales,  2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and  3) Filshie device sales, which in 2018 were by UTMD’s UK subsidiary, Femcare Ltd (Femcare), to CSI for distribution in the U.S., and in 2019 were by UTMD direct to U.S. clinical users after February 1.  Domestic direct sales in 3Q 2019 excluding Filshie devices, representing 48% of total domestic sales, were $76 (2%) lower than in 3Q 2018.  This was a good example of “results for any given three month period in comparison with a previous three month period may not be indicative of comparative results for the year as a whole” because domestic direct sales in 9M 2019 excluding Filshie devices, representing 53% of total domestic sales, were $441 (+4%) higher than in 9M 2018. OEM sales in 3Q 2019, representing 25% of total domestic sales, were $877 (+83%) higher than in 3Q 2018. OEM sales in 9M 2019, representing 23% of total domestic sales, were $1,848 (+64%) higher than in 9M 2018.  As expected, Filshie device sales direct to U.S. domestic end-user facilities were $1,504 (+299%) higher in 3Q 2019 compared to Filshie device sales to CSI in 3Q 2018.  As previously reported, UTMD expects that 4Q 2019 U.S. Filshie device sales will also experience a similar 300% increase when compared to 4Q 2018 sales to CSI. Filshie device sales direct to U.S. domestic end-user facilities were $2,072 (+73%) higher in 9M 2019 compared to Filshie device sales to CSI in 9M 2018.

OUS sales in 3Q 2019 were $4,919 compared to $5,121 in 3Q 2018. OUS sales in 9M 2019 were $14,707 compared to $16,237 in 9M 2018. OUS sales invoiced in GBP, EUR, AUD and CAD currencies were $145 lower in 3Q 2019 and $576 lower in 9M 2019 as a result of changes in FX rates.  In other words, 72% of the lower 3Q 2019 OUS sales and 38% of the lower 9M 2019 OUS sales were due to a stronger USD. The foreign currency OUS sales in 3Q 2019 were $2,944, which was 60% of all OUS sales and 24% of total consolidated sales.  In comparison, foreign currency OUS sales in 3Q 2018 were $3,454, which was 67% of all OUS sales and 33% of total consolidated sales.

The foreign currency OUS sales in 9M 2019 were $9,534, which was 65% of all OUS sales and 27% of total consolidated sales.  In comparison, foreign currency OUS sales in 9M 2018 were $10,497, which was 65% of all OUS sales and 33% of total consolidated sales.  The $576 negative impact of a stronger USD in 9M 2019 explains 38% of the lower OUS sales.  Lower U.S. export sales of neonatal devices to its China distributor (invoiced in USD) were $579 lower, explaining another 38%.  The remaining 24% was due predominantly to lower Filshie device sales in Canada.

UTMD segments sales into the following general product categories:  gynecology, labor & delivery, neonatal, and miscellaneous including blood pressure monitoring kits and accessories as well as related OEM products.  Worldwide sales in both 3Q 2019 and 9M 2019 were up in all product categories except neonatal.  In 9M 2019, worldwide gynecology device sales were up 5%, worldwide labor & delivery device sales were up 18%, worldwide neonatal device sales were down 15% and worldwide blood pressure monitoring and related OEM product sales were up 35%.

Gross Profit
Gross Profit results from subtracting the costs of manufacturing and shipping products to customers. Until the Filshie device inventory purchased from CSI is depleted, the Gross Profit on sales of Filshie Clip System devices in the U.S. is UTMD’s direct end user price minus the former distributor’s (CSI’s) purchase price of the inventory, i.e. a distributor margin.  Gross Profit was $1,085 (+17.2%) higher in 3Q 2019 than in 3Q 2018, and $1,452 (+7.2%) higher in 9M 2019 than in 9M 2018.  The $1,085 higher Gross Profit in 3Q 2019 was due to the higher Filshie device sales in the U.S. at the distributor margin, which practically offset the $1,105 IIA amortization expense resulting from the purchase of CSI’s U.S. exclusive distribution rights, which was the basic plan. With respect to all UTMD manufactured devices, to date in 2019 the company has been able to maintain the productivity of its direct labor and manufacturing overhead costs consistent with the prior year’s periods.

Operating Income
Operating Income results from subtracting Operating Expenses from Gross Profit. Operating Expenses, comprised of G&A expenses, sales and marketing (S&M) expenses and product development (R&D) expenses, were $3,008 in 3Q 2019 (24.1% of sales) compared to $1,892 in 3Q 2018 (18.2% of sales). Operating Expenses were $8,698 in 9M 2019 (24.8% of sales) compared to $5,771 in 9M 2018 (17.9% of sales). The higher Operating Expenses in 2019 were essentially the result of the new IIA amortization expense included in G&A expenses.

Consolidated G&A expenses were $2,457 (19.7% of sales) in 3Q 2019 compared to $1,332 (12.8% of sales) in 3Q 2018. The G&A expenses in 3Q 2019 included $492 (3.9% of sales) of non-cash expense from the amortization of IIA resulting from the 2011 Femcare acquisition, which were $520 (5.0% of sales) in 3Q 2018.  The lower USD amortization expense was the result of the stronger USD, as the Femcare amortization expense in GBP was £399 in both periods.  In addition, 3Q 2019 G&A expenses included a new $1,105 (8.8% of sales) IIA amortization expense resulting from the purchase of the CSI U.S. exclusive Filshie devices distribution rights.  Excluding both the Filshie-related non-cash IIA amortization expenses, G&A expenses were $859 (6.9% of sales) in 3Q 2019 compared to $812 (7.8% of sales) in 3Q 2018.  The change in FX rates reduced 3Q 2019 OUS G&A expenses excluding IIA amortization expense by $15.

Consolidated G&A expenses were $7,037 (20.1% of sales) in 9M 2019 compared to $4,142 (12.8% of sales) in 9M 2018. The G&A expenses in 9M 2019 included $1,524 (4.3% of sales) of non-cash expense from the amortization of IIA resulting from the 2011 Femcare acquisition, which were $1,617 (5.0% of sales) in 9M 2018.  The lower USD amortization expense was the result of the stronger USD, as the Femcare amortization expense in GBP was £1,196 in both periods.  In addition, 9M 2019 G&A expenses included a new $2,947 (8.4% of sales) IIA amortization expense resulting from the purchase of the CSI U.S. exclusive Filshie devices distribution rights.  In constant currency and excluding the Filshie-related non-cash IIA amortization expenses, G&A expenses were $2,627 (7.5% of sales) in 9M 2019 compared to $2,525 (7.8% of sales) in 9M 2018.  The change in FX rates reduced 9M 2019 OUS G&A expenses excluding IIA amortization expense by $62.

S&M expenses were $421 (3.4% of sales) in 3Q 2019 compared to $452 (4.3% of sales) in 3Q 2018.  S&M expenses were $1,304 (3.7% of sales) in 9M 2019 compared to $1,291 (4.0% of sales) in 9M 2018.  The change in FX rates reduced 3Q 2019 OUS S&M expenses by $6, and 9M 2019 OUS S&M expenses by $24.

R&D expenses in 3Q 2019 were $130 (1.0% of sales) compared to $108 (1.0% of sales) in 3Q 2018. R&D expenses in 9M 2019 were $357 (1.0% of sales) compared to $338 (1.0% of sales) in 9M 2018. Since almost all R&D is being carried out in the U.S., the FX impact was negligible.

In 3Q 2019 compared to 3Q 2018, a stronger USD reduced OUS Operating Expenses excluding the 2011 Femcare IIA amortization expense in USD terms by $21. The £399 Femcare IIA amortization expense in both 3Q 2019 and 3Q 2018 was reduced by $28.  In 9M 2019 compared to 9M 2018, a stronger USD reduced OUS Operating Expenses excluding Femcare IIA amortization expense in USD terms by $86.  In addition, the same £1,196 Femcare IIA 9M amortization expense in both 9M periods was reduced by $93.

In constant currency and ignoring the new IIA amortization expense (from purchasing the CSI distribution agreement) which was not present in 2018, 3Q 2019 Operating Expenses were $1,952 (15.6% of sales), and 9M 2019 Operating Expenses were $5,930 (16.9% of sales).

In summary, Operating Income in 3Q 2019 was $4,371 (35.0% of sales) compared to $4,402 (42.4% of sales) in 3Q 2018.  The slightly lower Operating Income was due to a product mix that included lower GPMs on higher OEM sales and pressure monitoring kit sales to a China distributor.  The incremental Gross Profit gained on direct sales of the Filshie Clip System in the U.S. at distributor margin minus the new $1,105 IIA amortization expense was essentially zero, as planned.  Excluding the new CSI acquisition IIA amortization expense which was not applicable in 3Q 2018, Operating Income in 3Q 2019 increased $1,075 (+24.4%). Operating Income in 9M 2019 was $12,954 (36.9% of sales) compared to $14,429 (44.8% of sales) in 9M 2018.  Excluding the new 9M 2019 CSI acquisition IIA amortization expense which was not applicable in 9M 2018, OI increased $1,472 (+10.2%).

Income Before Tax (EBT)
EBT results from subtracting net non‑operating expense or adding net non-operating income from or to, as applicable, Operating Income.  Consolidated 3Q 2019 EBT was $4,448 (35.6% of sales) compared to $4,481 (43.1% of sales) in 3Q 2018.  Consolidated 9M 2019 EBT was $13,150 (37.5% of sales) compared to $15,046 (46.7% of sales) in 9M 2018.

For UTMD, non-operating expenses include bank fees, losses from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms, and losses from the disposition of fixed assets.  Non-operating income includes income from rent of underutilized property; investment income; gains from remeasuring the value of EUR or GBP bank balances, as applicable; and gains from the disposition of fixed assets.  Net non-operating income results from subtracting non-operating expenses from gross non-operating income.  UTMD’s net non-operating income in 3Q 2019 was $76 compared to $79 in 3Q 2018.  Net non-operating income in 9M 2019 was $196 compared to $617 in 9M 2018.  In 9M 2018, UTMD realized $450 non-operating income from the sale of unneeded assets which did not repeat in 2019.

The EBT of Utah Medical Products, Inc. in the U.S. was $8,674 in 9M 2019 compared to $7,698 in 9M 2018. The EBT of Utah Medical Products, Ltd (Ireland) was EUR 2,157 in 9M 2019 compared to EUR 2,499 in 9M 2018. The EBT of Femcare Group Ltd (Femcare Ltd., UK and Femcare Australia Pty Ltd) was GBP 1,460 in 9M 2019 compared to GBP 2,725 in 9M 2018. The 9M 2019 EBT of Utah Medical Products Canada, Inc. (dba Femcare Canada) was CAD 926 in 9M 2019 compared to CAD 1,246 in 9M 2018.  The EBT of UTMD’s manufacturing subsidiaries varies as a result of intercompany shipments which are eliminated in the consolidation of results. The lower Femcare Group EBT was primarily the result of the lack of any UK shipments of Filshie devices to CSI in 2019. The lower Femcare Canada EBT was due to lower sales activity.

Net Income
Net Income in 3Q 2019 of $3,705 was 45.2% lower than the US GAAP Net Income of $6,762 in 3Q 2018 which included a $3,230 favorable adjustment in UTMD’s calculation of its “one-time” REPAT tax due under the TCJA enacted in December 2017.  UTMD’s Net Income in 3Q 2019 was 3.4% higher than the 3Q 2019 non-GAAP Net Income of $3,582 which excludes the REPAT tax adjustment.  The average consolidated income tax provision (as a % of EBT) in 3Q 2019 was 16.7% compared to 20.1% excluding the REPAT tax adjustment in 3Q 2018.  The 3Q 2019 lower provision rate was due to truing-up UTMD’s Utah state income tax provision on a cumulative basis after the 2019 Utah legislature enacted new taxable income apportionment criteria.

Net Income in 9M 2019 of $10,369 was 31.6% lower than the US GAAP Net Income of $15,162 in 9M 2018 which included the 3Q 2018 $3,230 favorable adjustment in UTMD’s calculation of its “one-time” REPAT tax due under the TCJA enacted in December 2017.  UTMD’s Net Income in 9M 2019 was 13.5% lower than the 9M 2018 non-GAAP Net Income of $11,982, which excludes the REPAT tax adjustment.  UTMD’s Net Income in 9M 2019 was after $2,947 IIA amortization expense which did not occur in 9M 2018.  The average consolidated income tax provisions (as a % of EBT) in 9M 2019 and 9M 2018 were 21.1% and 20.4%, respectively.

Earnings per share (EPS)
Diluted EPS of $.991 in 3Q 2019 were 45.0% lower than $1.802 in 3Q 2018, which included a 3Q 2018 favorable EPS adjustment from UTMD’s recalculation of its “one-time” REPAT tax due under the TCJA enacted in December 2017.  UTMD’s EPS in 3Q 2019 was 3.9% higher than the non-GAAP 3Q 2018 EPS of $.954 excluding the REPAT tax adjustment.  EPS of $2.774 in 9M 2019 were 31.4% lower than $4.041 in 9M 2018, which included the 3Q 2018 favorable EPS adjustment in UTMD’s calculation of its “one-time” REPAT tax due under the TCJA enacted in December 2017. UTMD’s EPS in 9M 2019 was 13.1% lower than the non-GAAP 9M 2018 EPS of $3.194 which excludes the REPAT tax adjustment.  The lower non-GAAP 9M EPS compared to higher non-GAAP 3Q EPS was due to the fact that in early 2019, the increased Gross Profit realized from direct sales of Filshie devices in the U.S. did not fully offset the additional expense from amortizing the IIA associated with purchasing the exclusive U.S. distribution rights from CSI on a straight line basis. Diluted shares were 3,737,335 in 3Q 2019 compared to 3,753,111 in 3Q 2018, and 3,738,056 in 9M 2019 compared to 3,751,830 in 9M 2018.  The lower diluted shares in 2019 were the combined result of 15,000 shares repurchased in 4Q 2018 plus 5,000 shares repurchased in 2Q 2019, employee option exercises and a new option award in December 2018.

Outstanding shares at the end of 3Q 2019 were 3,720,344 compared to 3,719,715 at the end of calendar year 2018. The difference was due to employee option exercises of 5,629 during 9M 2019 offset by 5,000 shares repurchased in the open market. Outstanding shares were 3,734,165 at the end of 3Q 2018. The number of shares used for calculating EPS was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at September 30, 2019 was 53,914 at an average exercise price of $58.27, including shares awarded but not yet vested.  This compares to 61,020 unexercised option shares at the end of 2018 at an average exercise price of $56.78/ share, including shares awarded but not vested.

The number of shares added as a dilution factor in 3Q 2019 was 17,588 compared to 19,876 in 3Q 2018. The number of shares added as a dilution factor in 9M 2019 was 16,435 compared to 22,235 in 9M 2018.  In December 2018, 22,400 option shares were awarded to 45 employees at an exercise price of $74.64 per share. No other options were awarded in 2018, and no options were awarded in 9M 2019.

UTMD paid $1,028 ($0.275/share) in dividends to stockholders in 3Q 2019 compared to $1,008 ($0.270/ share) paid in 3Q 2018. Dividends paid to stockholders during 3Q 2019 were 28% of 3Q 2019 Net Income.  UTMD paid $3,083 ($0.275/share) in dividends to stockholders in 9M 2019 compared to $3,018 ($0.270/ share) paid in 9M 2018. Dividends paid to stockholders during 9M 2019 were 30% of 9M 2019 Net Income.

Near the end of December 2018, UTMD repurchased 15,000 of its shares in the open market at $80.35/ share. During 2Q 2019, UTMD repurchased 5,000 of its shares at $79.52/ share. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders. UTMD’s closing share price at the end of 3Q 2019 was $95.84, up slightly from $95.70 at the end of 2Q 2019, and up 15% from the $83.08 closing price at the end of 2018.  The closing share price at the end of 3Q 2018 was $94.20.

Balance Sheet.
At September 30, 2019 compared to the end of 2018, UTMD cash and investments declined $13.7 million to $37.4 million as a result of $23.1 million use of cash to purchase the remaining 4.75 years’ exclusive U.S Filshie Clip System distribution rights and Filshie device inventory from CSI, $3.1 million payment of cash dividends to stockholders and $0.4 million to repurchase UTMD shares. At September 30, 2019, working capital was $45.8 million compared to $55.6 million at the end of 2018.  Net Intangible Assets were 42.6% of total consolidated assets on September 30, 2019 compared to 28.6% on December 31, 2018 because the CSI distribution agreement $21.0 million purchase price was recorded as an identifiable intangible asset. Mainly as a result of the 1Q 2019 receipt of CSI’s $2.1 million Filshie device inventory, for which payment was made in 2Q 2019, September 30, 2019 inventories were still $1.3 million higher than at the end of 2018. The increase in inventories combined with a decrease in accrued liabilities, primarily payment of accrued taxes, despite the decrease in cash, provided a higher 13.4 current ratio as of September 30, 2019 compared to 11.6 at December 31, 2018.  Consolidated Accounts Receivable (net of allowances) increased $1.1 million at September 30, 2019 compared to December 31, 2018, essentially all in the U.S., because, with the help of domestic direct Filshie device sales and higher U.S. OEM sales, 3Q 2019 U.S. trade sales were $2.8 million higher than in 4Q 2018. The aging of trade receivables at the end of 3Q 2019 at 36 days was the same as at the end of 2018.

In February 2016, the FASB issued ASC Update No. 2016-02, Leases (Topic 842). The purpose of Update No. 2016-02 is to increase the transparency and comparability among organizations by recognizing lease assets and liabilities on the balance sheet, including those previously classified as operating leases under current U.S. GAAP, and disclosing key information about leasing arrangements. UTMD adopted the new standard on January 1, 2019, resulting in a $385 addition to the balance sheet of right-of-use assets and corresponding lease liabilities as of September 30, 2019. The right-of-use (leased) assets consist of a portion of UTMD’s parking lot at the Midvale facility and an automobile at the Company’s Ireland facility. Under the new standard, companies may elect to present prior periods under the previous guidance and UTMD has chosen this option.

Stockholders’ Equity at September 30, 2019 increased $6.0 million from the end of 2018 despite the reductions from $3.1 million in cash dividends and $0.4 million in stock repurchases.

Financial ratios as of September 30, 2019 which may be of interest to stockholders follow:

1)	Current Ratio = 13.4
2)	Days in Trade Receivables (based on 3Q 2019 sales activity) = 36
3)	Average Inventory Turns (based on 3Q 2019 CGS and average inventories) = 2.8
4)	2019 YTD ROE (before dividends) = 15%

Investors are cautioned that this press release contains forward-looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.
INCOME STATEMENT, Third Quarter (3 months ended September 30)
(in thousands except earnings per share):

	3Q 2019	3Q 2018	Percent Change
Net Sales	$12,494	$10,390	+20.2%
Gross Profit	7,379	6,294	+17.2%
Operating Income	4,371	4,402	(0.7%)
Income Before Tax	4,448	4,481	(0.7%)
Net Income before REPAT Tax adjust	3,705	3,582	+ 3.4%
Net Income (US GAAP)	3,705	6,762	(45.2%)
EPS before REPAT Tax adjust	$.991	$.954	+ 3.9%
EPS (US GAAP)	$.991	$1.802	(45.0%)
Shares Outstanding (diluted)	3,737	3,753

INCOME STATEMENT, Three Quarters  (9 months ended September 30)
(in thousands except earnings per share):

	9M 2019	9M 2018	Percent Change
Net Sales	$35,073	$32,242	+8.8%
Gross Profit	21,652	20,200	+7.2%
Operating Income	12,954	14,429	(10.2%)
Income Before Tax	13,150	15,046	(12.6%)
Net Income before REPAT Tax adjust	10,369	11,982	(13.5%)
Net Income (GAAP)	10,369	15,162	(31.6%)
EPS before REPAT Tax adjust	$2.774	$3.194	(13.1%)
EPS (GAAP)	$2.774	$4.041	(31.4%)
Shares Outstanding (diluted)	3,738	3,752

BALANCE SHEET
(in thousands)

	(unaudited) SEP 30, 2019	(unaudited) JUN 30, 2019	(audited) DEC 31, 2018	(unaudited) SEP 30, 2018
Assets
Cash & Investments	$37,393	$32,880	$51,112	$49,353
Accounts & Other Receivables, Net	5,067	5,235	3,955	4,475
Inventories	6,711	7,712	5,413	4,920
Other Current Assets	342	398	423	307
Total Current Assets	49,513	46,225	60,903	59,055
Property & Equipment, Net	10,266	10,567	10,359	10,574
Intangible Assets, Net	44,315	46,569	28,506	29,522
Total Assets	$104,094	$103,361	$99,768	$99,151
Liabilities & Stockholders’ Equity
Accounts Payable	786	853	975	668
REPAT Tax Payable	85	85	85	85
Other Accrued Liabilities	2,815	2,882	4,200	4,017
Total Current Liabilities	$3,686	$3,820	$5,260	$4,770
Deferred Tax Liability – Intangible Assets	2,170	2,339	2,540	2,698
Long Term Lease Liability	385	395	0	0
Long Term REPAT Tax Payable	2,441	2,441	2,441	2,441
Deferred Revenue and Income Taxes	426	453	535	411
Stockholders’ Equity	94,986	93,913	88,992	88,831
Total Liabilities & Stockholders’ Equity	$104,094	$103,361	$99,768	$99,151